SUBSIDIARIES OF REGISTRANT
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As of September 1, 1999,  Registrant  acquired,  as a  wholly-owned  subsidiary,
Management Consulting & Research, Inc. and its subsidiaries: MCR Federal, Inc., MCR Healthcare, Inc., MCR Technologies, Inc., MCR International, Inc. and MCR Federal Systems, Inc.